Part II

Item 7. Financial Statements

This Special Financial Report on Form 1-K is filed herewith pursuant to Rule 257(b)(2)(i)(A) of Regulation A under the Securities Act of 1933, as amended, relating to the issuer’s Offering Statement on Form 1-A , File No. 024-10810, which was initially qualified by the United States Securities and Exchange Commission on March 29, 2018.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Emerald Health Pharmaceuticals Inc.

We have audited the accompanying consolidated financial statements of Emerald Health Pharmaceuticals Inc. (the “Company”), which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statement of operations, statement of stockholders’ deficit, and statement of cash flows for the period from March 2, 2017 (inception) to December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emerald Health Pharmaceuticals Inc. as of December 31, 2017, and the results of its operations and its cash flows for the period from March 2, 2017 (inception) to December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not generated sufficient cash in order to fund its operations which raises substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

July 20, 2018

Emerald Health Pharmaceuticals Inc.

Consolidated Balance Sheet

December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$52,789
Deferred stock issuance costs	72,702
Other current assets	14,360
Total assets	$139,851

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,001,479
Accrued expenses	789,454
Related party loan	1,264,646
Total current liabilities	3,055,579

Commitments and contingencies (Note 5)
Stockholders’ deficit:
Common stock, $0.0001 par value; 20,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000
Accumulated other comprehensive loss	(645)
Accumulated deficit	(2,916,083)

Total stockholders’ deficit	(2,915,728)
Total liabilities and stockholders’ deficit	$139,851

See accompanying notes.

Emerald Health Pharmaceuticals Inc.

Consolidated Statement of Operations and Comprehensive Loss

March 2, 2017 (inception) to December 31, 2017
Operating expenses:
Research and development	$2,455,428
General and administrative	408,487
Total operating expenses	2,863,915

Operating loss	2,863,915

Other expenses:
Interest expense	34,157
Foreign exchange loss	18,011

Net loss	2,916,083
Other comprehensive loss:
Foreign currency translation adjustments	645

Comprehensive loss	$2,916,728

Net loss per share, basic and diluted	$(0.29)

Weighted-average common shares outstanding, basic and diluted	10,000,000

See accompanying notes.

Emerald Health Pharmaceuticals Inc.

Consolidated Statement of Stockholders’ Deficit

Period from March 2, 2017 (inception) to December 31, 2017

	Common Stock		Additional Paid in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Deficit

Balance at March 2, 2017 (inception)	–	$–	$–	$–	$–	$–
Issuance of common stock to founders at $0.0001 per share for cash	1,000,000	100	–	–	–	100
Issuance of common stock to related party at $0.0001 per share for cash	9,000,000	900	–	–	–	900
Net loss and comprehensive Loss	–	–	–	(645)	(2,916,083)	(2,916,728)
Balance at December 31, 2017	10,000,000	$1,000	$–	$(645)	$(2,916,083)	$(2,915,728)

See accompanying notes.

Emerald Health Pharmaceuticals Inc.

Consolidated Statement of Cash Flows

March 2, 2017 (inception) to December 31, 2017
Operating activities
Net loss	$(2,916,083)
Adjustments to reconcile net loss to net cash used in operating activities:

Changes in operating assets and liabilities:
Deferred stock issuance costs	(72,702)
Prepaid and other current assets	(14,360)
Accounts payable and accrued expenses	1,790,933
Net cash used in operating activities	(1,212,212)

Financing activities
Issuance of common stock	1,000
Loan received from related party	1,264,646
Net cash provided by financing activities	1,265,646

Effect of exchange rate changes on cash	(645)

Net increase in cash and cash equivalents	52,789
Cash and cash equivalents at beginning of period	–
Cash and cash equivalents at end of period	$52,789

See accompanying notes.

Emerald Health Pharmaceuticals Inc.

Notes to Financial Statements

1. Description of Business and Going Concern

Emerald Health Pharmaceuticals Inc. (EHP, or the Company) was incorporated in the state of Delaware in March 2017. The Company is a biotechnology company based in San Diego, California, and was formed to acquire, develop and commercialize  drug candidates based on patented new chemical entities (NCEs) derived from cannabis. The Company is focused on developing product candidates derived from cannabinoids to meet unmet medical needs primarily in inflammatory, autoimmune, metabolic, neurodegenerative and fibrotic diseases. The Company is currently developing two initial therapeutic product opportunities that together target four initial indications.

The Company’s drug candidates are patented NCEs derived from two of the molecules found in the cannabis plant, cannabidiol (CBD) and cannabigerol (CBG). The first two product candidates are, EHP-101, a CBD derivative, and EHP-102, a CBG derivative. The Company is currently targeting four distinct diseases, two for each product candidate. With EHP-101 the Company is initially targeting multiple sclerosis (MS) and scleroderma, or systemic sclerosis (SSc), and with EHP-102 the Company is targeting Huntington’s disease (HD) and Parkinson’s disease (PD).

The Company acquired certain intellectual property from VivaCell Biotechnology España S.L. (VivaCell). A majority of the shares of VivaCell are owned by Emerald Health Research Inc. (EHR) which is a wholly owned subsidiary of Emerald Health Sciences Inc. (EHS). EHS is also the majority stockholder of EHP. EHP has no ownership or voting rights related to VivaCell. See Note 6 for further discussion.

The Company is subject to risks common to other life science companies in the development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with FDA and other government regulations. If the Company does not successfully commercialize any product candidates, it will be unable to generate recurring product revenue or achieve profitability.

The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced losses since inception and has an accumulated deficit of $2,916,083 as of December 31, 2017. The Company does not generate any cash of its own. The Company has funded operations exclusively with the proceeds from a revolving loan and advances of expenditures paid by its majority stockholder on behalf of the Company, and there is no formal agreement for such arrangement to continue.

The future viability of the Company is largely dependent upon its ability to raise additional capital to finance its operations. Management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company to fund continuing operations, if at all. These circumstances raise substantial doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is undertaking a “best efforts” offering of its common stock to raise additional capital. There is no assurance that such an offering will be successful.

2. Significant Accounting Policies

Basis of Presentation

These consolidated financial statements include the accounts of the Company and its subsidiaries and are prepared in conformity with accounting principles generally accepted in the United States of America.

In October 2017, Emerald Health Pharmaceuticals Australia Pty Ltd. (EHP Australia) was created as a wholly-owned subsidiary of Emerald Health Pharmaceuticals Inc. to facilitate the operation of clinical trials. EHP Australia’s functional currency, the Australian dollar, is also its reporting currency, and its financial statements are translated to U.S. dollars, the EFP’s reporting currency, prior to consolidation.

In December 2017, Emerald Health Pharmaceuticals, España Sociedad Limidata, (EHP España) was created as its wholly-owned subsidiary. EHP España’s functional currency, the Euro, is also its reporting currency, and its financial statements are translated to U.S. dollars prior to consolidation.

All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. As of December 31, 2017, the Company’s cash deposits are held in an FDIC-insured financial institution.

Research and Development

Research and development costs are charged to expense as incurred. Research and development costs primarily consist of patent fees, consulting, lab supplies, various studies, and other expenses.

Related Party Allocations

As of December 31, 2017, the Company recorded expenses totaling $8,200 for allocation of certain general and administrative costs incurred by EHS on behalf of the Company.

Income Taxes

The Company has incurred net operating losses since inception and is forecasting additional losses through December 31, 2017. Therefore, no United States federal, state, or foreign income taxes are expected to be paid for 2017 and no amounts payable have been recorded as of December 31, 2017.

The Company has a net operating loss of $2.8 million and a gross deferred tax asset of $0.1 million  related to intellectual property as of December 31, 2017. Due to the Company’s history of losses since inception, there is not enough evidence at this time to support the conclusion that it will generate future income of a sufficient amount and nature to utilize the benefits of the Company’s net deferred tax assets. Accordingly, the Company fully reduced its net deferred tax assets by a valuation allowance, since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized.

The Company has assessed its planned tax positions and determined there are no uncertain tax positions.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforwards, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1) (the Tax Act), was signed into law. The Tax Act includes numerous changes in existing tax law, including a permanent reduction in the federal corporate income tax rate from 35% to 21%. The rate reduction takes effect on January 1, 2018. As a result of the reduction of federal corporate income tax rates, the Company is required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. Because the company has recorded a valuation allowance against all deferred tax assets, the Tax Act will not have a significant impact on the financial statements of the Company.

Fair Value Measurements

The Company does not have any financial assets and liabilities reported at fair value on a recurring basis. The carrying amounts of the Company’s financial instruments including cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to the short term nature of those instruments. The Company’s Related Party Loan is carried at amortized cost. Due to the related party nature of these advances with the controlling shareholder, management has concluded that its fair value is not reasonably determinable (see Note 3).

The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Comprehensive Loss

Comprehensive loss includes foreign currency translation adjustments related to the Company’s subsidiaries in Australia and Spain.

Business Segments

The Company operates in one business segment, which is within the United States, Europe, and Australia, and is dedicated to research of drug candidates based on new chemical entities (NCEs) derived from molecules found in the cannabis plant.

Net Loss per Share

The Company computes basic net loss per common share by dividing the applicable net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period, plus additional shares to account for the dilutive effect of potential future issuances of common stock relating to stock options and other potentially dilutive securities using the treasury stock method.

There were no dilutive potential common shares issued during the period.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU No. 2014-09), which amends the existing accounting standards for revenue recognition. ASU No. 2014-09 is based on principles that govern the recognition of revenue at an amount to which an entity expects to be entitled when products are transferred to customers. ASU No. 2014-09 will be effective for the Company beginning January 1, 2019. Although early adoption is permitted, the Company does not plan to early adopt ASU No. 2014-09. The Company plans to adopt ASU No. 2014-09 using the full retrospective approach, which will not have an impact on the Company’s financial position or results of operations, as the Company is pre-revenue and does not anticipate generating material revenue prior to the Company’s required adoption date.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU No. 2016-02), which changes the presentation of assets and liabilities relating to leases. The core principle of ASU No. 2016-02 is that a lessee should recognize the assets and liabilities that arise from leases. All leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. ASU No. 2016-02 will be effective for the Company beginning January 1, 2020. The Company is currently evaluating the impact of this new standard on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 modifies several aspects of the accounting for employee share-based payment transactions to include the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as the classification of related amounts within the statement of cash flows. The Company has early adopted the provisions of the ASU as of March 2, 2017 (inception).

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805), amended guidance related to business combinations. The new guidance clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new accounting guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company has early adopted the provisions of the ASU as of March 2, 2017 (inception).

3. Related Party Loan

Since inception, the Company has received advances from EHS to fund its operations. In September 2017, the Company and EHS entered a revolving loan agreement, which was amended in January 2018. Under the loan, past advances and future advances, which EHP may draw down from time to time in one or more advances, will be evidenced by a demand grid promissory note (the Note). The Note will be revised to reflect the aggregate principal amount of the loan outstanding as of the date of each advance or repayment. The loan may be repaid by the Company or converted by EHS into shares of EHP at $2.00 per share or at a price to be equally agreed to between EHS and the Company (Conversion Feature). The loan bears interest at 12% per annum, calculated semi-annually in advance. The Note is payable upon demand and has no expiration date. As of December 31, 2017, $1,264,646 has been advanced to EHP, $34,157 was recorded as accrued interest and the note reflecting these amounts was executed.

The Conversion Feature of the loan agreement is not considered an embedded derivative at December 31, 2017 under FASB Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging, since there are no provisions for net settlement nor is there a means for EHS to receive an asset that puts EHS in a position not substantially different from net settlement.

4. Common Stock

On March 2, 2017, the Company issued 9,000,000 shares of common stock at $0.0001 per share to EHS for proceeds of $900. An additional 1,000,000 shares were issued to the founders of the Company for total proceeds of $100. The shares issued to founders vested 25% on the date of issuance and will vest 25% annually thereafter until fully vested. Until the shares of common stock vest, the founders may not sell or transfer the unvested shares of common stock. In the event of the voluntary or involuntary termination of any of the founders, as an employee or director of the Company for any reason, the Company shall have the option to repurchase all or any portion of the shares of common stock for the same consideration which was originally paid by the founders.

In January 2018, the Company filed a Certificate of Amendment of the Certificate of Incorporation which increased the number of authorized shares that the Company can issue from 20,000,000 to 100,000,000 shares of common stock with a par value of $0.0001 per share.

In January 2018, the Company adopted the 2018 Equity Incentive Plan (the Plan) under which 1,500,000 shares of common stock are reserved for issuance. The Plan provides incentives to eligible employees, consultants, officers, and directors in the form of incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other rights or benefits. Recipients of stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the Plan is ten years. Vesting schedules are determined by the Board of Directors. The Company granted 295,000 options with an exercise price of $5.00 per share and a vesting period of three years.

5. Commitments and Contingencies

In the ordinary course of business, the Company may become a party to lawsuits involving various matters. The Company is unaware of any such lawsuits presently pending against it which, individually or in the aggregate, are deemed to be material to the Company’s financial condition or results of operations.

6. Intellectual Property Transfer and Research Agreements

In June 2017, upon the execution of the Intellectual Property Transfer Agreement (IPTA), EHP paid VivaCell approximately $112,000 for the purchase of three United States patents, two Japanese patents, one European patent and fourteen pending patent applications covering two series of molecules containing analogs of CBD and CBG. Future payments of up to 2.7 million Euro per product are due upon completion of certain development milestones. As further consideration, the Company will pay VivaCell a 2.5% royalty on all net revenues of any drug developed from the transferred compounds.

The IPTA is an asset acquisition under FASB ASC Topic 805, Business Combinations, as the intellectual property purchased from VivaCell was determined by the Company to be a group of similar identifiable assets. Since the purchase consideration represents in-process research and development with no alternative future use the entire upfront payment was expensed to research and development expense in accordance with FASB ASC Topic 730, Research and Development.

Concurrent with the execution of the IPTA, the Company signed a Research Agreement with VivaCell for an initial term of 5 years. Under the terms of the Research Agreement, VivaCell is providing research services under the Company’s direction for consideration of cost plus a standard mark-up. Thereafter, the agreement will renew for successive one-year  terms and may be terminated by either party on the expiration of the original term or any renewal term by delivering written notice at least 90 days prior to expiration. Since execution of the Research Agreement, the Company has recorded approximately $652,566 in research and development expense for services performed by VivaCell, of which $630,710 is included in accounts payable and $21,856 is included in accrued expenses as of December 31, 2017.

The Company performed a qualitative analysis to determine whether a variable interest in another entity represents a controlling financial interest in a variable interest entity. A controlling financial interest in a variable interest entity is characterized by having both the power to direct the most significant activities of the entity and the obligation to absorb losses or the right to receive benefits of the entity. Since EHP does not have voting control or other forms of control over the operations and decision making at VivaCell, the Company determined that it does not have a variable interest in VivaCell. This guidance requires on-going reassessments of variable interests based on changes in facts and circumstances. The Company continues to assess its variable interests and has determined that no significant changes have occurred as of July 20, 2018.

7. Balance Sheet Details

Accounts payable and accrued liabilities are comprised of the following:

December 31, 2017
Research and development	$1,558,115
Professional and consulting	137,360
Other	95,458
Total	$1,790,933

8. Defined Contribution Plan

Effective January 1, 2018, the Company adopted a defined contribution savings plan pursuant to Section 401(k) of the Internal Revenue Code. The plan is for the benefit of all qualifying employees and permits voluntary contributions by employees up to 100% of eligible compensation, subject to the Internal Revenue Service imposed maximum limits. The terms of the plan allow for discretionary employer contributions. The Company currently does not match employees’ contributions.

9. Subsequent Events

Offering Statement

In March 2018, the Company’s Offering Statement on Form 1-A was qualified by the U.S. Securities and Exchange Commission. The Company is selling common stock through a Tier 2 offering pursuant to Regulation A under the Securities Act of 1933, as amended. The Company intends to sell the common stock directly to investors and not through registered broker-dealers who are paid commissions. As of the date of this report, the Company has not received any proceeds as a result of this offering.

Subsidiary Agreements

In April 2018, the Company’s subsidiary, EHP Australia, executed three operating agreements – a Service Agreement, a Funding Agreement, and an IP License Agreement.

Under the Service Agreement, EHP Australia will provide research and development services for the Company for a fee of 5% of net costs. Additionally, if product commercialization occurs the Company will pay EHP Australia a fee of 5% of net sales. The Services agreement may be terminated at any time by either party.

Under the Funding Agreement, EHP Australia may borrow from the Company up to $AU2,000,000 per year, in one or more advances, which will be evidenced by a drawdown notice. The loan bears interest at 6.5% per annum and expires on April 5, 2020.

Pursuant to the IP License Agreement, the Company granted to EHP Australia a non-transferable license to use intellectual property. EHP Australia will pay the Company an annual license fee of 5% of net sales, billed quarterly. The IP License may be terminated at any time by either party.

Operating Leases

Effective May 1, 2018, the Company entered into a two year non-cancelable building lease for its corporate headquarters in San Diego, California, comprising of 3,795 square feet. Under the lease, the Company will pay a base rent of $7,590 per month through April 30, 2019 after which time the base rent will increase to $8,349 per month. The Company paid a security deposit in the amount of $16,698 and the first month’s base rent in April 2018. The lease is classified as an operating lease.

Item 8. Exhibits

Exhibit No.	Description

EX1K-2.1#	Certificate of Incorporation of Emerald Health Pharmaceuticals Inc.

EX1K-2.2#	Certificate of Amendment of the Certificate of Incorporation of Emerald Health Pharmaceuticals Inc.

EX1K-2.3#	Bylaws of Emerald Health Pharmaceuticals Inc.

EX1K-3.1+	Loan Agreement dated September 1, 2017 between the Company and Emerald Health Sciences Inc.

EX1K-3.2+	Amendment Agreement dated January 26, 2018 between the Company and Emerald Health Sciences Inc.

EX1K-4.1+	Form of Subscription Agreement

EX1K-6.1+	Loan Agreement dated September 1, 2017 between the Company and Emerald Health Sciences Inc.

EX1K-6.2+‡	Intellectual Property Transfer Agreement dated June 15, 2017, between the Company and VivaCell Biotechnology España S.L.

EX1K-6.3+‡	Collaborative Research Agreement dated June 15, 2017, between the Company and VivaCell Biotechnology España S.L.

EX1K-6.4+	Consulting Agreement dated June 15, 2017, between the Company and University of Cordoba, Eduardo Muñoz Blanco

EX1K-6.5+	Form of Indemnification Agreement for officers and directors

EX1K-6.6+	2018 Equity Incentive Plan of the Company

# Filed as an exhibit to the Emerald Health Pharmaceuticals Inc. Regulation A Offering Statement on Form 1-A filed with the United States Securities and Exchange Commission (Commission) (Commission File No. 024-10810) on January 29, 2018 and incorporated herein by reference.

+ Filed as an exhibit to the Emerald Health Pharmaceuticals Inc. Regulation A Offering Statement on Form 1-A filed with the United States Securities and Exchange Commission (Commission) (Commission File No. 024-10810) on March 5, 2018, and incorporated herein by reference.

‡Portions of this exhibit containing confidential information have been omitted pursuant to a request for confidential treatment filed with the SEC pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “[*****]”and has been filed separately with the SEC.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer had duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Emerald Health Pharmaceuticals Inc.

By:	/s/ James M. DeMesa
Name: James M. DeMesa, M.D.
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ James M. DeMesa	Date: July 20, 2018
Name: James M. DeMesa, M.D. Title: Chief Executive Officer (Principal Executive Officer)
/s/ Jill M. Broadfoot	Date: July 20, 2018
Name: Jill M. Broadfoot Title: Chief Financial Officer, Secretary, Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ Avtar S. Dhillon	Date: July 20, 2018
Name: Avtar S. Dhillon, M.D. Title: President, Director and Executive Chairman
/s/ James L. Heppell	Date: July 20, 2018
Name: James L. Heppell, LLB Title: Director

/s/ Gaetano A. Morello	Date: July 20, 2018
Name: Gaetano A. Morello, ND Title: Director

/s/ Punit S. Dhillon	Date: July 20, 2018
Name: Punit S. Dhillon Title: Director

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